Exhibit 4.3

INTERIM TRUST AGREEMENT

between

VG FUNDING, LLC,

as the Seller

and

CHASE BANK USA,

NATIONAL ASSOCIATION,

not in its individual capacity but solely

as Interim Trustee for the benefit of

VG Funding, LLC

Dated as of June 1, 2006

i

INTERIM TRUST AGREEMENT

INTERIM TRUST AGREEMENT (the “Agreement”), dated as of June 1, 2006, between VG Funding, LLC (“VG Funding”) as the Purchaser and subsequent Seller of certain Loans, and CHASE BANK USA, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity but solely as Interim Trustee (the “VG Funding Trustee”).

WHEREAS, VG Funding is a limited liability company established for the purpose of purchasing Loans from subsidiaries or affiliates of SLM Corporation and selling Loans to, among others, SLM Funding LLC (the “Depositor”) for resale to special purpose trusts established for the purpose of financing the purchase of such Loans;

WHEREAS, on the Closing Date, VG Funding will acquire certain Loans from VG Funding I, a Delaware statutory trust of which VG Funding is the depositor, and will subsequently enter into a Sale Agreement with the Depositor (the “Sale Agreements”), for the purpose of effecting the sale of such Loans to the Depositor; and

WHEREAS, pursuant to the terms of the Sale Agreement with the Depositor, VG Funding may be required, under certain circumstances, to repurchase some of the Interim Trust Loans.

NOW, THEREFORE, VG Funding and the VG Funding Trustee hereby agree as follows:

ARTICLE I

Definitions and Usage

Except as otherwise specified herein or as the context may otherwise require, capitalized terms used but not otherwise defined herein are defined in Appendix A hereto, which also contains rules as to usage that shall be applicable herein.

ARTICLE II

Appointment of VG Funding Trustee

SECTION 2.1 Appointment of VG Funding Trustee. VG Funding hereby appoints the VG Funding Trustee, effective as of the date hereof, as trustee, to have all the rights, powers and duties set forth herein, including, without limitation:

a.	to hold legal title to the Interim Trust Loans on behalf and for the benefit of VG Funding;

b.	to enter into and perform its obligations as the VG Funding Trustee under this Agreement and the VG Funding Sale Agreement; and

c.	to engage in those activities, including entering into agreements, that are necessary, suitable or convenient to accomplish the foregoing or are incidental thereto or connected therewith.

SECTION 2.2 Declaration of Trust. The VG Funding Trustee hereby declares that it will hold the Interim Trust Loans in trust upon and subject to the conditions set forth herein for the use and benefit of VG Funding, subject to the obligations of the VG Funding Trustee under the VG Funding Sale Agreement. Effective as of the date hereof, the VG Funding Trustee shall have all rights, powers and duties set forth herein with respect to accomplishing the purposes of this Agreement.

SECTION 2.3 Title to Interim Trust Loans. Legal title to all of the Interim Trust Loans shall be vested at all times in the VG Funding Trustee on behalf of and for the benefit of VG Funding.

ARTICLE III

Representations and Warranties of Depositor

VG Funding hereby represents and warrants to the VG Funding Trustee that:

1.	It is duly organized and validly existing as a Delaware limited liability company in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

2.	It has all necessary power and authority to execute and deliver this Agreement and to carry out its terms; and the execution, delivery and performance of this Agreement has been duly authorized by VG Funding by all necessary action.

3.	This Agreement constitutes a legal, valid and binding obligation of VG Funding enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and similar laws relating to creditors’ rights generally and subject to general principles of equity.

4.

The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof do not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the certificate of formation or limited liability company operating agreement, in effect as of the date hereof, of VG Funding, or any indenture, agreement or other instrument to which VG Funding is a party or by which it is bound; nor result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument (other than as contemplated by the Basic Documents); nor violate any law or any order, rule or regulation applicable to VG Funding of any court or of any Federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over VG Funding or its properties.

ARTICLE IV

Authority and Duties of VG Funding Trustee

SECTION 4.1 General Authority. The VG Funding Trustee is authorized and directed to execute and deliver the VG Funding Sale Agreement and this Agreement and each certificate or other document attached as an exhibit to or contemplated by such agreements, in each case, in such form as VG Funding shall approve as evidenced conclusively by the VG Funding Trustee’s execution thereof. The VG Funding Trustee is also authorized and directed on behalf and for the benefit of VG Funding to acquire and hold legal title to the Interim Trust Loans and to take all actions required of the VG Funding Trustee pursuant to the VG Funding Sale Agreement and this Agreement.

SECTION 4.2 General Duties. It shall be the duty of the VG Funding Trustee to discharge (or cause to be discharged) all its responsibilities as the VG Funding Trustee pursuant to the terms of the VG Funding Sale Agreement and this Agreement.

SECTION 4.3 No Duties Except as Specified in this Agreement. The VG Funding Trustee shall not have any duty or obligation to manage, make any payment with respect to, register, record, sell, service, dispose of or otherwise deal with the Interim Trust Loans, or to otherwise take or refrain from taking any action under, or in connection with, any document contemplated hereby to which the VG Funding Trustee is a party, except as expressly provided by the terms of the VG Funding Sale Agreement or this Agreement; and no implied duties or obligations shall be read into this Agreement or the VG Funding Sale Agreement against the VG Funding Trustee.

SECTION 4.4 No Action Except Under Specified Documents. The VG Funding Trustee shall not otherwise deal with the Interim Trust Loans except in accordance with the powers granted to and the authority conferred upon the VG Funding Trustee pursuant to this Agreement and the VG Funding Sale Agreement.

SECTION 4.5 Restrictions. The VG Funding Trustee shall not take any action that is inconsistent with the purposes of the Trust set forth in the Basic Documents.

ARTICLE V

Concerning the VG Funding Trustee

SECTION 5.1 Acceptance of Trust and Duties. The VG Funding Trustee accepts the trust hereby created and agrees to perform its duties hereunder with respect to such trust but only upon the terms of this Agreement. The VG Funding Trustee shall not be answerable or accountable hereunder or under the VG Funding Sale Agreement under any circumstances, except (i) for its own willful misconduct or negligence or (ii) in the case of the inaccuracy of any representation or warranty contained in Section 5.2 below expressly made by the VG Funding Trustee. In particular, but not by way of limitation (and subject to the exceptions set forth in the preceding sentence):

1.	The VG Funding Trustee shall not be liable for any error of judgment made by a responsible officer of the VG Funding Trustee.

2.	No provision of this Agreement or the VG Funding Sale Agreement shall require the VG Funding Trustee to expend or risk funds or otherwise incur any financial liability in the performance of any of its rights or powers hereunder or under the VG Funding Sale Agreement, if the VG Funding Trustee shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to it.

3.	The VG Funding Trustee shall not be responsible for or in respect of the validity or sufficiency of this Agreement or for the due execution hereof by VG Funding or for the form, character, genuineness, sufficiency, value or validity of any of the Interim Trust Loans or for or in respect of the validity or sufficiency of the VG Funding Sale Agreement.

SECTION 5.2 Representations and Warranties. The VG Funding Trustee hereby represents and warrants to VG Funding that:

1.	It is duly organized and validly existing in good standing under the laws of its governing jurisdiction and has an office located within the State of Delaware, at which it will act as trustee for the Trust. It has all requisite power and authority to execute, deliver and perform its obligations under the VG Funding Sale Agreement and this Agreement.

2.	It has taken all action necessary to authorize the execution and delivery by it of the VG Funding Sale Agreement and this Agreement, and the VG Funding Sale Agreement and this Agreement have been executed and delivered by one of its officers who is duly authorized to execute and deliver the same on its behalf.

3.	Neither the execution nor the delivery by it of the VG Funding Sale Agreement or this Agreement, nor the consummation by it of the transactions contemplated thereby or hereby nor compliance by it with any of the terms or provisions thereof or hereof will contravene any Federal or Delaware state law, governmental rule or regulation governing the banking or trust powers of the VG Funding Trustee or any judgment or order binding on it, or constitute any default under its charter documents or by-laws or any indenture, mortgage, contract, agreement or instrument to which it is a party or by which any of its properties may be bound.

SECTION 5.3 Not Acting in Individual Capacity. Except as provided in this Article V, in accepting the trust hereby created, Chase Bank USA, National Association acts solely as VG Funding Trustee hereunder and not in its individual capacity.

SECTION 5.4 VG Funding Trustee Not Liable for the Interim Trust Loans. The VG Funding Trustee makes no representations as to the validity or sufficiency of this Agreement or the VG Funding Sale Agreement, or of any Interim Trust Loan or related documents. The VG Funding Trustee shall at no time have any responsibility for or with respect to the sufficiency of the Interim Trust Loans; the validity or completeness of the assignment to the VG Funding Trustee of legal title to any Interim Trust Loan on behalf and for the benefit of VG Funding; the performance or enforcement (except as expressly set forth in the VG Funding Sale Agreement) of any Interim Trust Loan; the compliance by VG Funding or the Servicer with any warranty or representation made under any Basic Document or in any related document or the accuracy of any such warranty or representation or any action or inaction of the Administrator, the Indenture Trustee or the Servicer or any subservicer taken in the name of the VG Funding Trustee.

ARTICLE VI

Compensation of VG Funding Trustee

The VG Funding Trustee shall receive as compensation for its services hereunder such fees as have been separately agreed upon before the date hereof between VG Funding and the VG Funding Trustee, and the VG Funding Trustee shall be entitled to be reimbursed by VG Funding, to the extent provided in such separate agreement, for its other reasonable expenses hereunder.

ARTICLE VII

Termination of Interim Trust Agreement

This Agreement (other than Article VI) and the trust created hereby shall terminate and be of no further force or effect upon the earlier of (i) the termination of the Trust pursuant to Section 9.1 of the Trust Agreement and (ii) the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James’s, living on the date hereof.

ARTICLE VIII

Successor VG Funding Trustees

SECTION 8.1 Eligibility Requirements for VG Funding Trustee. The VG Funding Trustee shall at all times be a corporation or banking association being authorized to exercise corporate trust powers and hold legal title to the Interim Trust Loans. In case at any time the VG Funding Trustee shall cease to be eligible in accordance with the provisions of this Section, the VG Funding Trustee shall resign immediately in the manner and with the effect specified in Section 8.2.

SECTION 8.2 Resignation or Removal of VG Funding Trustee. The VG Funding Trustee may at any time resign and be discharged from the trust hereby created by giving written notice thereof to VG Funding. Upon receiving such notice of resignation, VG Funding shall promptly appoint a successor VG Funding Trustee meeting the eligibility requirements of Section 8.1 by written instrument, in duplicate, one copy of which instrument shall be delivered to the resigning VG Funding Trustee and one copy to the successor VG Funding Trustee. If no successor VG Funding Trustee shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning VG Funding Trustee may petition any court of competent jurisdiction for the appointment of a successor VG Funding Trustee; provided, however, that such right to appoint or to petition for the appointment of any such successor shall in no event relieve the resigning VG Funding Trustee from any obligations otherwise imposed on it under this Agreement or the VG Funding Sale Agreement until such successor has in fact assumed such appointment.

If at any time the VG Funding Trustee shall cease to be or shall be likely to cease to be eligible in accordance with the provisions of Section 8.1 and shall fail to resign after written request therefor by VG Funding, then VG Funding may remove the VG Funding Trustee. If VG Funding shall remove the VG Funding Trustee under the authority of the immediately preceding sentence, VG Funding shall promptly appoint a successor VG Funding Trustee by written instrument, in duplicate, one copy of which instrument shall be delivered to the outgoing VG Funding Trustee so removed and one copy to the successor VG Funding Trustee together with payment of all fees owed to the outgoing VG Funding Trustee.

Any resignation or removal of the VG Funding Trustee and appointment of a successor VG Funding Trustee pursuant to any of the provisions of this Section shall not become effective until acceptance of appointment by the successor VG Funding Trustee pursuant to Section 8.3 and payment of all fees and expenses owed to the outgoing VG Funding Trustee.

SECTION 8.3 Successor VG Funding Trustee. Any successor VG Funding Trustee appointed pursuant to Section 8.2 shall execute, acknowledge and deliver to VG Funding and to its predecessor VG Funding Trustee an instrument accepting such appointment under this Agreement, and thereupon the resignation or removal of the predecessor VG Funding Trustee shall become effective and such successor VG Funding Trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor under this Agreement, with like effect as if originally named as VG Funding Trustee. The predecessor VG Funding Trustee shall upon payment of its fees and expenses deliver to the successor VG Funding Trustee all documents, statements, moneys and properties held by it under this Agreement and shall assign, if permissible, to the successor VG Funding Trustee any lender identification number obtained from the Department with respect to the Interim Trust Loans; and VG Funding and the predecessor VG Funding Trustee shall execute and deliver such instruments and do such other things as may reasonably be required for fully and certainly vesting and confirming in the successor VG Funding Trustee all such rights, powers, duties and obligations.

No successor VG Funding Trustee shall accept such appointment as provided in this Section unless at the time of such acceptance such successor VG Funding Trustee shall be eligible pursuant to Section 8.1.

SECTION 8.4 Merger or Consolidation of VG Funding Trustee. Any corporation into which the VG Funding Trustee may be merged or converted or with which it may be consolidated, or any corporation or banking association resulting from any merger, conversion or consolidation to which the VG Funding Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of the VG Funding Trustee, shall, without the execution or filing of any instrument or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding, be the successor of the VG Funding Trustee hereunder; provided that such corporation or banking association shall be eligible pursuant to Section 8.1.

ARTICLE IX

Miscellaneous

SECTION 9.1 Supplements and Amendments. This Agreement may be amended by VG Funding and the VG Funding Trustee, with prior written notice to the Rating Agencies, without the consent of any of the Noteholders or the Excess Distribution Certificateholders, to cure any ambiguity, to correct or supplement any provisions in this Agreement or for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions in this Agreement; provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of any Noteholder or the Excess Distribution Certificateholders.

This Agreement may also be amended from time to time by VG Funding and the VG Funding Trustee, with prior written notice to the Rating Agencies and with the consent of the Noteholders evidencing not less than a majority of the Outstanding Amount of the Notes, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement; provided, however, that no such amendment shall reduce the aforesaid percentage of the Outstanding Amount of the Notes required to consent to any such amendment, without the consent of all the outstanding Noteholders.

Promptly after the execution of any such amendment or consent, the VG Funding Trustee shall furnish written notification of the substance of such amendment or consent to the Indenture Trustee and each of the Rating Agencies.

It shall not be necessary for the consent of the Noteholders pursuant to this Section to approve the particular form of any proposed amendment or consent, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof shall be subject to such reasonable requirements as the VG Funding Trustee may prescribe.

Prior to the execution of any amendment to this Agreement, the VG Funding Trustee shall be entitled to receive and rely upon an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this Agreement. The VG Funding Trustee may, but shall not be obligated to, enter into any such amendment which affects the VG Funding Trustee’s own rights, duties or immunities under this Agreement or otherwise.

SECTION 9.2 Notices. Unless otherwise expressly specified or permitted by the terms hereof, all notices shall be in writing and shall be deemed given upon receipt by the intended recipient or three Business Days after mailing if mailed by certified mail, postage prepaid (except that notice to the VG Funding Trustee shall be deemed given only upon actual receipt by the VG Funding Trustee), if to the VG Funding Trustee, addressed to its Corporate Trust Office; if to VG Funding, addressed to VG Funding, LLC, 12061 Bluemont Way, V3419, Reston, Virginia 20190, or, as to each party, at such other address as shall be designated by such party in a written notice to each other party.

SECTION 9.3 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 9.4 Separate Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 9.5 Successors and Assigns. All covenants and agreements contained herein shall be binding upon and to the benefit of, VG Funding and its successors and the VG Funding Trustee and its successors, all as herein provided.

SECTION 9.6 Headings. The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

SECTION 9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

IN WITNESS WHEREOF, the parties hereto have caused this Interim Trust Agreement to be duly executed by their respective officers hereunto duly authorized, as of the day and year first above written.

CHASE BANK USA, NATIONAL ASSOCIATION,
not in its individual capacity but solely as Eligible Lender Trustee for the benefit of VG Funding, LLC

By:	/S/ JOHN J. CASHIN
Name:	John J. Cashin
Title:	Vice President

VG FUNDING, LLC, in its capacity as Purchaser and Seller

By:	/S/ MARK L. HELEEN
Name:	Mark L. Heleen
Title:	Vice President